FORM 3
OMB Approval
OMB Number 3235-0104
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___ Check if no longer subject to Section 16, Form 4 or Form 5,
       Obligation may continue.  See Instructions
_X_ Form 3 Holdings Reported
___ Form 4 Transaction

1. Name and Address of Reporting Person:                  DeSalle, James L.
                                                          21 Windsor Way
                                                          Camp Hill, PA   17011-1752
2. Date of Event Requiring Statement:                     Jan-02-2000
3. IRS or SSN of Reporting Person (Voluntary):
4. Issuer Name and Ticker or Trading Symbol:              "IPVC"
5. Relation of Reporting Person to Issuer                 _ Director
                                                          _ 10% owner
                                                          X Officer (Title): CFO
                                                          _ Other (Specify)
6. If Amendment, Date of Original:
7.         X Filed  by One  Reporting  Person.
           _ Filed by more than One Reporting Person.


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security:                   Common Stock
2. Amount of Securities
Beneficially Owned:                     5,000
3. Ownership Form;
Direct (D) or Indirect (I):             I
4. Nature of Indirect Beneficial
Ownership:                              IRA

*If the form is filed by more than one Reporting Person, see instruction 5(b)(v)
Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Derivative Security:                     N/A
2. Date Exercisable and Expiration Date:
3. Title and Amount of Underlying Securities:
4. Conversion or Exercise Price of Derivative
   Securities:
5. Ownership of Derivative Securities;   Direct (D) or Indirect (I):
6. Nature of Indirect Beneficial Ownership:
EXPLANATION OF RESPONSES:








/s/ James L DeSalle                           Date: 1/6/2000
---------------------------
James L.  DeSalle
**Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See Sections 18 U.S.C. 1001, 15 U.S.C. 78ff(a).